                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tower Automotive, Inc.:


    We have audited the accompanying consolidated balance sheets of Tower Automotive, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Automotive, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,

February 18, 1997

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1995        1996
                                                      ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $      957  $   39,596
  Accounts receivable.....................................................................      39,133      61,073
  Inventories.............................................................................      11,398      21,864
  Prepaid tooling and other...............................................................      10,338      14,433
                                                                                            ----------  ----------
    Total current assets..................................................................      61,826     136,966
                                                                                            ----------  ----------
Property, plant and equipment, at cost:
  Land....................................................................................         984       1,989
  Buildings and improvements..............................................................      22,934      34,417
  Machinery and equipment.................................................................      56,826     118,567
  Construction in progress................................................................      17,034      21,839
                                                                                            ----------  ----------
                                                                                                97,778     176,812
  Less-Accumulated depreciation...........................................................     (10,191)    (20,564)
                                                                                            ----------  ----------
    Net property, plant and equipment.....................................................      87,587     156,248
Restricted cash...........................................................................      14,385      10,833
Other assets:
  Goodwill................................................................................      40,027      89,429
  Other...................................................................................       7,836       9,507
  Less-Accumulated amortization...........................................................      (2,185)     (4,376)
                                                                                            ----------  ----------
    Net other assets......................................................................      45,678      94,560
                                                                                            ----------  ----------
                                                                                            $  209,476  $  398,607
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                     LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of long-term debt....................................................  $      779  $      722
  Accounts payable........................................................................      19,022      32,280
  Accrued liabilities.....................................................................       9,780      22,429
                                                                                            ----------  ----------
    Total current liabilities.............................................................      29,581      55,431
                                                                                            ----------  ----------
Long-term debt, net of current maturities.................................................      70,300     113,460
Deferred income taxes.....................................................................       1,305      12,302
Other noncurrent liabilities..............................................................      22,705      35,537
                                                                                            ----------  ----------
Commitments and contingencies (Notes 3, 4 and 8)
Stockholders' investment:
  Preferred stock, par value $1; 5,000,000 shares authorized; no shares issued or
    outstanding...........................................................................      --          --
  Common stock, par value $.01; 30,000,000 shares authorized; 10,830,389 and 14,283,793
    issued and outstanding................................................................         108         143
  Warrants to acquire common stock........................................................      --           2,000
  Additional paid-in capital..............................................................      63,461     136,759
  Retained earnings.......................................................................      22,513      43,150
  Common stock subscriptions receivable...................................................        (497)       (175)
                                                                                            ----------  ----------
    Total stockholders' investment........................................................      85,585     181,877
                                                                                            ----------  ----------
                                                                                            $  209,476  $  398,607
                                                                                            ----------  ----------
                                                                                            ----------  ----------

   The accompanying notes are an integral part of these consolidated balance sheets.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1994        1995        1996
Revenues.....................................................................  $  165,526  $  222,801  $  399,925
Cost of sales................................................................     142,986     185,388     338,290
                                                                               ----------  ----------  ----------
  Gross profit...............................................................      22,540      37,413      61,635
Selling, general and administrative expenses.................................       7,435      14,308      20,004
Amortization expense.........................................................         803       1,185       2,191
                                                                               ----------  ----------  ----------
  Operating income...........................................................      14,302      21,920      39,440
Interest expense.............................................................       1,956       2,027       7,636
Interest income..............................................................         (57)       (228)     (2,533)
                                                                               ----------  ----------  ----------
  Income before provision for income taxes...................................      12,403      20,121      34,337
Provision for income taxes...................................................       5,042       8,050      13,700
                                                                               ----------  ----------  ----------
Net income...................................................................  $    7,361  $   12,071  $   20,637
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net income applicable to common stockholders.................................  $    7,476  $   12,247  $   20,765
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net income per common and common equivalent share............................  $     0.86  $     1.05  $     1.55
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average common and common equivalent shares outstanding.............       8,720      11,697      13,423
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                               COMMON STOCK         ADDITIONAL              COMMON STOCK      WARRANTS TO
                                         -------------------------   PAID-IN    RETAINED    SUBSCRIPTIONS   ACQUIRE COMMON
                                            SHARES       AMOUNT      CAPITAL    EARNINGS     RECEIVABLE          STOCK
Balance, December 31, 1993.............     4,358,708   $      44   $    8,137  $   3,081     $    (439)       $  --
Retirement of common stock.............        (5,327)     --              (14)    --                 5           --
Private placement of common stock......     1,585,365          15        4,081     --              (404)          --
Initial public offering of common
  stock, net...........................     4,887,500          49       51,223     --            --               --
Net income.............................       --           --           --          7,361        --               --
                                         ------------       -----   ----------  ---------         -----           ------
Balance, December 31, 1994.............    10,826,246         108       63,427     10,442          (838)          --
Sales of stock under Employee Stock
  Discount Purchase Plan...............         4,143      --               34     --            --               --
Collection of common stock
  subscriptions receivable.............       --           --           --         --               341           --
Net income.............................       --           --           --         12,071        --               --
                                         ------------       -----   ----------  ---------         -----           ------
Balance, December 31, 1995.............    10,830,389         108       63,461     22,513          (497)          --
Conversion of subordinated notes.......       410,529           4        2,488     --            --               --
Exercise of options....................         6,625      --               48     --            --               --
Sales of stock under Employee Stock
  Discount Purchase Plan...............        18,350           1          262     --            --               --
Collection of common stock
  subscriptions receivable.............       --           --           --         --               322           --
Public offering of common stock, net...     2,232,900          22       51,275     --            --               --
Issuance of shares and warrants in
  acquisition of MSTI..................       785,000           8       19,225     --            --                2,000
Net income.............................       --           --           --         20,637        --               --
                                         ------------       -----   ----------  ---------         -----           ------
Balance, December 31, 1996.............    14,283,793   $     143   $  136,759  $  43,150     $    (175)       $   2,000
                                         ------------       -----   ----------  ---------         -----           ------
                                         ------------       -----   ----------  ---------         -----           ------

 The accompanying notes are an integral part of these consolidated statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                           ---------------------------------------
                                                                              1994          1995          1996
Operating activities:
  Net income.............................................................  $     7,361  $     12,071  $     20,637
  Adjustments to reconcile net income to net cash provided by (used for)
    operating activities:
    Depreciation and amortization........................................        4,138         6,549        12,754
    Deferred income tax provision........................................        2,149         5,659         6,326
    Changes in other operating items--
      Accounts receivable................................................       (9,923)       (4,124)        5,967
      Inventories........................................................         (551)          468          (693)
      Prepaid tooling and other..........................................       (4,248)         (922)       (1,091)
      Accounts payable and accrued liabilities...........................       (6,411)        2,323        (3,354)
      Other assets and liabilities.......................................       (2,890)       (8,119)      (10,497)
                                                                           -----------  ------------  ------------
        Net cash provided by (used for) operating activities.............      (10,375)       13,905        30,049
                                                                           -----------  ------------  ------------
Investing activities:
  Capital expenditures, net..............................................      (28,524)      (26,148)      (16,253)
  Acquisitions, net of cash acquired.....................................      (38,263)      --            (76,223)
  Change in restricted cash..............................................       (6,479)       (7,906)        3,552
                                                                           -----------  ------------  ------------
        Net cash used for investing activities...........................      (73,266)      (34,054)      (88,924)
                                                                           -----------  ------------  ------------
Financing activities:
  Proceeds from issuance of debt.........................................       51,313       183,103       197,813
  Repayments of debt.....................................................      (23,420)     (162,427)     (152,229)
  Proceeds from sale of stock, net.......................................       54,964       --             51,297
  Proceeds from sales of stock under Employee Stock Discount Purchase
    Plan.................................................................      --                 34           263
  Other, net.............................................................           (9)          341           370
                                                                           -----------  ------------  ------------
        Net cash provided by financing activities........................       82,848        21,051        97,514
                                                                           -----------  ------------  ------------
Net change in cash and cash equivalents..................................         (793)          902        38,639
Cash and cash equivalents:
  Beginning of period....................................................          848            55           957
                                                                           -----------  ------------  ------------
  End of period..........................................................  $        55  $        957  $     39,596
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------
Supplemental cash flow information:
  Cash paid for--
    Interest, net of amounts capitalized.................................  $     1,914  $      2,993  $      7,372
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------
    Income taxes.........................................................  $     2,338  $      1,702  $      6,091
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

 The accompanying notes are an integral part of these consolidated statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Tower Automotive, Inc. (the Company) designs and manufactures structural metal stampings and assemblies for use by original equipment manufacturers in the North American automotive industry and has manufacturing facilities located in Michigan, Indiana, Kentucky and Ohio.

2. SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of Tower Automotive, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

    CASH EQUIVALENTS:

    Cash equivalents consist of highly liquid investments with an original maturity of three months or less. Cash equivalents are stated at cost which approximates fair value.

    INVENTORIES:

    Inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

    Inventories consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1996
Raw materials...........................................................  $   4,836  $   9,517
Work in process.........................................................      3,431      5,949
Finished goods..........................................................      3,131      6,398
                                                                          ---------  ---------
                                                                          $  11,398  $  21,864
                                                                          ---------  ---------
                                                                          ---------  ---------

    CUSTOMER TOOLING AND OTHER DESIGN COSTS:

    Customer tooling represents costs incurred by the Company in the development of new tooling used in the manufacture of the Company's products. Once customer approval is obtained for the manufacture of a new product, the Company is reimbursed by its customers for the cost of certain of the tooling, at which time the tooling becomes the property of the customers.

    In addition, the Company has certain other tooling and design costs related to previously proven product designs which are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related tool. Amounts capitalized and included in other assets were $3.8 million at December 31, 1995 and $3.7 million at December 31, 1996. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment acquired in the acquisitions discussed in Note 3 was recorded at its fair value, determined based on appraisals, as of the respective acquisition dates. Additions to property, plant and equipment following the acquisitions are stated at cost. For financial reporting purposes, depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

                                                                 15 to 30
Buildings and improvements...................................      years
Machinery and equipment......................................  3 to 20 years

    Accelerated depreciation methods are used for tax reporting purposes.

    Start-up costs related to major facilities and new platforms are capitalized and amortized over the life of the related platform, generally five years. The unamortized start-up cost balance was $876,000 at December 31, 1995 and $1,011,000 at December 31, 1996.

    Interest is capitalized during the construction of major facilities and is amortized over the related estimated useful lives. Interest costs of $1,157,000 were capitalized during the year ended December 31, 1995. No interest was capitalized during the year ended December 31, 1996.

    Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the related item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

    OTHER ASSETS:

    Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Debt issue costs are amortized on a straight-line basis over the term of the related obligations.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets were not recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts of the Company's borrowings under the outstanding industrial development revenue bonds approximates fair value as the floating rates applicable to these financial instruments reflect changes in the overall market interest rates. The carrying amount of the Company's outstanding series A and series B senior notes also approximate fair value as interest rates have not changed materially since their issuance in May 1996.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    REVENUE RECOGNITION AND SALES COMMITMENTS:



    The Company recognizes revenue as its products are shipped to its customers. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations that may arise during the normal course of business, the Company records a liability for the estimated future amount of such losses.


    INCOME TAXES:

    The Company accounts for income taxes under the liability method, whereby deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities.

    NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:

    Net income per common and common equivalent share is computed by dividing net income applicable to common stockholders by the weighted average number of common and common stock equivalent shares outstanding during each period presented. Common stock issued and common stock options granted within one year immediately preceding the initial public offering of common stock (Common Stock) discussed in Note 4 at prices below the public offering price have been reflected in the net income per share calculation as if they had been outstanding for all periods presented. Net income for purposes of computing net income per common and common equivalent share reflects the elimination of interest expense on the convertible subordinated notes, net of the related income tax benefit.

    STOCK OPTIONS:

    The Company accounts for stock options under the provisions of APB No. 25, under which no compensation expense is recognized when the stock options are granted. The pro forma effects had the Company followed the provisions of SFAS No. 123 are included in Note 4.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

3. ACQUISITIONS:

    On May 4, 1994, the Company acquired the operating assets and assumed certain operating liabilities and indebtedness of Edgewood Tool and Manufacturing Company (Edgewood), a manufacturer of hood and deck lid hinges and structural metal components for the automotive industry, for total consideration of $24.6 million in cash and assumed indebtedness and the issuance of $5.0 million of Convertible Subordinated Notes. In addition, the Company entered into a five year employment agreement with Edgewood's former president and issued an option to acquire 102,984 shares of Common Stock at an exercise price of $6.55 per share.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

3. ACQUISITIONS: (CONTINUED)
    On June 29, 1994, the Company acquired the capital stock of Kalamazoo Stamping and Die Company (Kalamazoo), a supplier of structural metal stampings and assemblies for the automotive industry, for net consideration of approximately $12.3 million in cash.

    On January 16, 1996, the Company acquired all of the outstanding common stock of Trylon Corporation (Trylon) for total consideration of approximately $25 million. The acquisition was financed with the proceeds of a $25 million term loan. Trylon manufactures metal stampings and assemblies for the North American automotive industry from four facilities in Traverse City, Michigan.

    On May 31, 1996, the Company acquired all of the outstanding common stock of MascoTech Stamping Technologies, Inc. (MSTI), a wholly owned subsidiary of MascoTech, Inc. (MascoTech). Consideration consisted of $55 million in cash, 785,000 shares of the Company's Common Stock and warrants to acquire 200,000 shares of the Company's Common Stock at an exercise price of $18 per share. The Company may also make additional payments of up to $30 million to MascoTech if certain operating targets are achieved by the MSTI facilities in the first three years following the acquisition. The amounts to be paid to MascoTech are equal to two times the amount by which operating profit, as defined, of the MSTI facilities exceeds $24 million each year. Based on results of operations of the MSTI facilities through December 31, 1996, no contingent payments are due. Contingent consideration paid in future periods, if any, will be recorded as additional goodwill. MSTI manufactures metal chassis and suspension components and assemblies for the North American automotive industry from facilities in Ohio, Indiana and Michigan.

    These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at fair value as of the dates of the acquisitions. The assets and liabilities of Trylon and MSTI have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocations of the purchase price will be materially different than the preliminary allocations. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition. The accompanying unaudited consolidated pro forma results of operations for the years ended December 31, 1995 and 1996 give effect to the 1996 Offering (as defined in Note 4) and the acquisitions of Trylon and MSTI as if they were completed at the beginning of the respective periods. The unaudited pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred at such date or to project the Company's results of future operations (in thousands, except per share data):


                                                                        PRO FORMA YEARS ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1995        1996
Revenues..............................................................  $  423,607  $  473,728
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income applicable to common stockholders..........................  $   17,249  $   23,982
                                                                        ----------  ----------
                                                                        ----------  ----------
Weighted average common and common equivalent shares outstanding......      14,482      14,932
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income per common and common equivalent share.....................  $     1.19  $     1.61
                                                                        ----------  ----------
                                                                        ----------  ----------

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

4. STOCKHOLDERS' INVESTMENT:

    PUBLIC OFFERINGS OF COMMON STOCK:

    In August 1994, the Company completed an initial public offering, including shares issued pursuant to the underwriters' over-allotment option, of 4,887,500 shares of its Common Stock at $11.50 per share resulting in net proceeds to the Company of approximately $51.3 million.

    During 1996, the Company completed an offering of 2,232,900 shares of its Common Stock at an offering price of $24.50 per share (the 1996 Offering) resulting in net proceeds of approximately $51.3 million. Proceeds from the 1996 Offering were used by the Company to retire borrowings under its secured credit agreement and for general corporate purposes.

    PRIVATE PLACEMENTS:

    During 1993, the Company sold 522,640 shares of its Common Stock to certain employees for aggregate proceeds of approximately $981,000. Approximately $434,000 of this amount was financed through notes to the Company which bear interest at prime plus 1% (9.5% at December 31, 1995 and 9.25% at December 31,
1996) and are due in 1998. These notes are reflected as a reduction of stockholders' investment in the accompanying consolidated financial statements. Approximately $248,000 and $330,000 of these notes had been collected as of December 31, 1995 and 1996.

    As a component of the financing for the acquisition of Edgewood in May 1994 (See Note 3), the existing stockholders and members of the Company's management participated in a $4.1 million private placement of 1,585,365 shares of Common Stock, resulting in net cash proceeds to the Company of $3.7 million. Approximately $404,000 of this amount was financed through notes to the Company which bear interest at prime plus 1% and are due in 1999. These notes are reflected as a reduction of stockholders' investment in the accompanying consolidated financial statements. Approximately $93,000 and $333,000 of these notes had been collected as of December 31, 1995 and 1996.

    STOCK OPTION PLAN:

    The Company sponsors the 1994 Key Employee Stock Option Plan (the Stock Option Plan), under which any person who is a full-time, salaried employee of the Company (excluding non-management directors) is eligible to participate in the Stock Option Plan (an Employee Participant). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The Stock Option Plan provides for the issuance of options up to 500,000 shares of Common Stock at exercise prices equal to the stock market price on the date of grant to Employee Participants,

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

4. STOCKHOLDERS' INVESTMENT: (CONTINUED) subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the Stock Option Plan is as follows:

                                                    1995                                       1996
                                  -----------------------------------------  -----------------------------------------
                                                                WEIGHTED                                   WEIGHTED
                                    SHARES                       AVERAGE       SHARES                       AVERAGE
                                    UNDER        EXERCISE       EXERCISE       UNDER        EXERCISE       EXERCISE
                                    OPTION        PRICES          PRICE        OPTION        PRICES          PRICE
Outstanding at beginning of                        $ --                                   $8.00-10.00
  year..........................      --                        $  --           120,750                    $   8.182
  Granted.......................     133,750    8.00-10.00          8.164       139,000      15.125           15.125
  Exercised.....................      --            --             --            (6,625)      8.00              8.00
  Forfeited.....................     (13,000)      8.00              8.00        (4,875)  8.00-15.125         10.192
                                  ----------  --------------       ------    ----------  --------------  -------------
Outstanding at end of year......     120,750   $8.00-10.00          8.182       248,250   $8.00-15.125     $  12.035
                                  ----------  --------------       ------    ----------  --------------  -------------
Exercisable at end of year......      --           $ --         $  --            27,625   $8.00-10.00      $   8.182
                                  ----------  --------------       ------    ----------  --------------  -------------
Weighted average fair value of
  options granted...............  $     4.23                                 $     9.51
                                  ----------                                 ----------

    As of December 31, 1996, the outstanding stock options granted in 1995 have a remaining contractual life of approximately 8.5 years and the outstanding stock options granted in 1996 have a remaining contractual life of approximately
9.5 years.

    INDEPENDENT DIRECTOR STOCK OPTION PLAN:

    In February 1996, the Company's board of directors approved the Tower Automotive, Inc. Independent Director Stock Option Plan (the Director Option
Plan) that provides for the issuance of options to Independent Directors, as defined, to acquire up to 100,000 shares of the Company's Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least equal to the fair value of the Common Stock at the time the option is issued. Vesting is determined by the Board of Directors at the date of grant and in no event can be less than six months from the date of grant. As of December 31, 1996, the Company had granted stock options under this plan to acquire 22,500 shares of Common Stock at an exercise price of $15.125 per share. None of these director options were exercisable or vested at December 31, 1996.

    EMPLOYEE STOCK PURCHASE PLAN:

    The Company also sponsors an employee stock discount purchase plan which provides for the sale of up to 500,000 shares of the Company's Common Stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85% of the market value of the Company's Common Stock at the date of purchase, as defined. During the year ended December 31, 1995, 4,143 shares of Common Stock were issued to employees pursuant to this plan and during the year ended December 31, 1996, 18,350 shares of Common Stock were issued. The weighted average fair value of shares sold in 1995 and 1996 were $8.11 and $14.32, respectively.

    STOCK-BASED COMPENSATION PLANS:

    As discussed above, the Company has two stock option plans, the Stock Option Plan and the Independent Director Stock Option Plan, and an Employee Stock Purchase Plan. The Company accounts

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

4. STOCKHOLDERS' INVESTMENT: (CONTINUED) for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123), the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                         --------------------
                                                                           1995       1996
Net income applicable to common stockholders...........  As Reported     $  12,247  $  20,765
                                                         Pro Forma       $  12,213  $  20,611

Net income per common and common equivalent share......  As Reported     $    1.05  $    1.55
                                                         Pro Forma       $    1.04  $    1.54

    Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The effect of the stock offered under the Employee Stock Purchase Plan was not material for 1995 and 1996.

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rates of 6.5%, 6.9% and 6.93% in 1995 and 5.57% in 1996; expected life of seven years for 1995 and 1996; expected volatility of 35%, 37% and 41% in 1995 and 56% in 1996.

    OTHER COMMON STOCK EQUIVALENTS:

    In connection with the acquisition of Edgewood in May 1994, the Company issued an option to acquire 102,984 shares of Common Stock at an exercise price of $6.55 per share. The options expire in 2004. As of December 31, 1996, 34,328 options were vested and exercisable.

    In connection with the acquisition of MSTI in May 1996, the Company issued warrants to MascoTech to acquire 200,000 shares of Common Stock at an exercise price of $18 per share. The warrants expire in 2006.

    DIVIDENDS:

    The Company has not declared or paid any cash dividends in the past, as discussed in Note 5, the Company's debt agreements restrict the amount of dividends the Company can declare or pay. As of December 31, 1996, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT:

    Long-term debt consisted of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995        1996
Revolving credit facility, due January 2001, interest at prime or LIBOR
  plus .75% (8.5% at December 31, 1995)................................  $  18,631  $   --
Series A senior notes, due June 1, 2006, interest at 7.65% payable
  semi-annually........................................................     --          40,000
Series B senior notes, due June 1, 2008, interest at 7.82% payable
  semi-annually........................................................     --          25,000
Industrial development revenue bonds, due June 1, 2024, interest payable monthly at a rate adjusted weekly by the bond remarketing
  agent (5.85% at December 31, 1995 and 5.82% at December 31, 1996)....     23,765      23,765
Industrial development revenue bonds, due March 1, 2025, interest payable monthly at a rate adjusted weekly by the bond remarketing
  agent (5.85% at December 31, 1995 and 5.82% at December 31, 1996)....     20,000      20,000
Industrial development revenue bonds, due in annual installments of
  $720 through September 2000, interest payable monthly at a rate adjusted weekly as determined by the bond remarketing agent (4.65% at
  December 31, 1995 and 4.4% at December 31, 1996).....................      3,600       2,878
Convertible subordinated notes, due May 2003, interest at 5.75% payable
  quarterly............................................................      5,000       2,508
Other..................................................................         83          31
                                                                         ---------  ----------
                                                                            71,079     114,182
Less-Current maturities................................................       (779)       (722)
                                                                         ---------  ----------
                                                                         $  70,300  $  113,460
                                                                         ---------  ----------
                                                                         ---------  ----------

    Future maturities of long-term debt as of December 31, 1996 are as follows (in thousands):

1997..............................................................  $     722
1998..............................................................        720
1999..............................................................        720
2000..............................................................      6,434
2001..............................................................      5,714
Thereafter........................................................     99,872
                                                                    ---------
                                                                    $ 114,182
                                                                    ---------
                                                                    ---------

    Included in the Company's credit agreement, as amended (the Credit Agreement), is a revolving credit facility which provides for borrowings of up to $75 million. The Credit Agreement also provides for the issuance of up to $50 million in letters of credit to collateralize the outstanding industrial development

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT: (CONTINUED)
revenue bonds. Available credit under this agreement is limited to eligible accounts receivable and inventories, as defined, which exceeded $75 million at December 31, 1996. The weighted average interest rate for borrowings under the revolving credit facility was 7.4% for the year ended December 31, 1995 and 6.1% for the year ended December 31, 1996. In connection with the transaction described in Note 10, the Company obtained a commitment from a bank to refinance the existing Credit Agreement.

    The Company financed the cash portion of the MSTI acquisition through the issuance in two series of Senior Notes having an aggregate principal amount of $65 million. The Senior Notes require the Company to make semi-annual interest payments commencing December 1, 1996, while principal is payable in varying annual installments beginning in 2000. Net proceeds from the sale of the Senior Notes in excess of the amounts used to finance the cash portion of the MSTI acquisition, together with borrowings under the revolving credit facility, were used to repay in full the remaining balance outstanding on a $25 million term loan incurred by the Company in connection with the acquisition of Trylon.

    In connection with the acquisition of Edgewood in May 1994, the Company issued the $5.0 million Convertible Subordinated Notes, which generally are convertible at any time into 823,874 shares of Common Stock. The Convertible Subordinated Notes are subject to prepayment in the event of, and become convertible upon, a sale of the Company and are subordinated to all other debt of the Company which is not expressly subordinated to the Convertible Subordinated Notes. As of December 31, 1996, approximately $2.5 million of these notes had been converted into 410,529 shares of Common Stock.

    In June 1994 and March 1995, the Company issued $25.0 million and $20.0 million, respectively, of industrial development revenue bonds related to the construction and equipping of a manufacturing facility in Bardstown, Kentucky. The bonds are collateralized by letters of credit. The facility will be completed in two phases. The undispersed proceeds from these bonds are invested in treasury securities and reflected as restricted cash in the accompanying consolidated balance sheets. The Company also has approximately $2.9 million in outstanding indebtedness relating to industrial development revenue bonds issued in connection with the construction of its Auburn, Indiana plant. The bonds are collateralized by a letter of credit, certain equipment and a mortgage on this plant.

    The debt agreements described above contain various restrictive covenants which, among other matters, require the Company to maintain certain financial ratios. The agreements also limit additional indebtedness, capital expenditures and cash dividends. The Company was in compliance with all debt covenants as of December 31, 1995 and 1996.

6. INCOME TAXES:

    The income tax provision consisted of the following (in thousands):

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1994       1995       1996
Currently payable...............................................  $   2,893  $   2,391  $   7,374
Deferred income tax provision...................................      2,149      5,659      6,326
                                                                  ---------  ---------  ---------
                                                                  $   5,042  $   8,050  $  13,700
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

6. INCOME TAXES: (CONTINUED)
    The deferred income tax provision consisted of the following (in thousands):

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1994       1995       1996
Depreciation lives and methods...................................  $     542  $   2,624  $   3,348
Accrued compensation costs.......................................        316      1,064       (915)
Other reserves and accruals......................................      1,291      1,971      3,893
                                                                   ---------  ---------  ---------
Net deferred income tax provision................................  $   2,149  $   5,659  $   6,326
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    A reconciliation of income taxes computed at the statutory rates to the reported income tax provision is as follows for the years ended December 31 (in thousands):

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1994       1995       1996
Taxes at federal statutory rates................................  $   4,341  $   7,042  $  12,018
State income taxes, net of federal benefit......................        496        829      1,199
Effect of permanent differences, primarily goodwill
  amortization..................................................        205        179        483
                                                                  ---------  ---------  ---------
Provision for income taxes......................................  $   5,042  $   8,050  $  13,700
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    Current deferred income taxes as of December 31, 1995 and 1996 are not material and accordingly are included in the deferred income tax liability. A summary of deferred income tax liabilities (assets) is as follows as of December 31 (in thousands):

                                                                             1995       1996
Depreciation lives and methods...........................................  $   8,485  $  28,770
Postretirement benefit obligations.......................................     (4,084)    (5,486)
Accrued compensation costs...............................................       (947)    (2,453)
Other reserves and accruals not currently deductible for tax purposes....     (4,494)    (8,529)
Valuation allowance......................................................      2,345     --
                                                                           ---------  ---------
Net deferred income tax liability........................................  $   1,305  $  12,302
                                                                           ---------  ---------
                                                                           ---------  ---------

    As of December 31, 1995, the Company had provided a valuation allowance for certain deferred tax assets as their realization was not reasonably assured. During 1996, the Company determined it was more likely than not that the deferred tax assets would be realized. Accordingly, the valuation allowance was eliminated as a reduction to goodwill.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

7. MAJOR CUSTOMERS:

    The Company sells its products directly to automobile manufacturers. Following is a summary of customers that accounted for more than 10% of consolidated revenues for the three years in the period ended December 31, 1996:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1994         1995         1996
Ford.....................................................................          68%          68%          67%
Honda....................................................................          11%          15%           9%
Chrysler.................................................................           9%          10%          10%

    Receivables from these customers represented 85% of total accounts receivable at December 31, 1995 and 70% of total accounts receivable at December 31, 1996.

8. COMMITMENTS:

    RETIREMENT PLANS:

    The Company contributes to a union sponsored multi-employer pension plan providing defined benefits to certain Michigan hourly employees. Contributions to the pension plan are based on rates set forth in the Company's union contracts. The expense related to this plan was $680,000 for the year ended December 31, 1994, $788,000 for the year ended December 31, 1995 and $852,000 for the year ended December 31, 1996. The plan was substantially fully funded as of the latest valuation date.

    The Company also has a qualified profit sharing retirement plan and 401(k) employee savings plan covering certain salaried and hourly employees. The expense related to these plans was $1,137,000 during 1994, $1,157,000 during 1995 and $2,803,000 during 1996.

    The Company sponsors a 401(k) employee savings plans covering certain union employees. The Company matches a portion of the employee contributions made to these plans. The expense under this plan in each of the three years in the period ended December 31, 1996 was not material.

    The Company's UAW Retirement Income Plan covers substantially all union employees at its Kalamazoo and Bluffton facilities. Benefits under the plan are based on years of service. Contributions by the Company are intended to provide not only for benefits attributed to service to date, but also for those benefits expected to be earned in the future. The Company's funding policy is to contribute annually the amounts sufficient to meet the higher of the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 or the minimum funding requirements under the Company's UAW contract. Net pension expense for the years ended December 31, 1994, 1995 and 1996 consisted of the following (in thousands):

                                                                        1994       1995       1996
Service cost-benefits earned during the period......................  $      51  $     117  $     219
Interest cost on projected benefit obligation.......................         77        170        219
Return on plan assets...............................................         83       (504)      (337)
Net amortization and deferral.......................................       (192)       282        136
                                                                      ---------  ---------  ---------
Net pension expense.................................................  $      19  $      65  $     237
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

8. COMMITMENTS: (CONTINUED)
    The following table sets forth the UAW plan's funded status as of December 31 (in thousands):

                                                                               1995       1996
Actuarial present value of:
  Vested benefit obligation................................................  $   2,509  $   2,464
                                                                             ---------  ---------
                                                                             ---------  ---------
  Accumulated and projected benefit obligation.............................  $   3,113  $   3,031
Plan assets at fair value..................................................      2,838      3,146
                                                                             ---------  ---------
  Projected benefit obligation (greater) less than plan assets.............       (275)       115
Unrecognized net transition asset..........................................       (254)      (223)
Unrecognized prior service cost............................................        706        770
Additional minimum liability...............................................       (694)       (70)
Unrecognized net loss (gain)...............................................        242       (350)
                                                                             ---------  ---------
Prepaid (accrued) pension costs............................................  $    (275) $     242
                                                                             ---------  ---------
                                                                             ---------  ---------

    The discount rate used in determining the actual present value of the projected benefit obligation was 7% in 1995 and 7.5% 1996. The expected long-term rate of return on plan assets was 8% for December 31, 1995 and 1996. Plan assets consist principally of mutual funds invested in bonds and equity securities.

    DEFERRED COMPENSATION PLAN:

    The Company had salary continuation agreements with three employees which provided for certain payments beginning with the later of retirement or attainment of age 62, or in the event of death or disability. During 1995 two of these employees received payments totaling $529,000 as a result of their retirement. The expense under this plan has not historically been significant. The Company's total obligation under these agreements was $318,000 as of December 31, 1995 and $334,000 as of December 31, 1996 and was included in noncurrent liabilities in the accompanying consolidated balance sheets.

    POSTRETIREMENT PLANS:

    The Company provides certain medical insurance benefits for retired employees. Certain employees of the Company are eligible for these benefits if they remain employed until age 55 or 59 and fulfill other eligibility requirements specified by the plans. Certain retirees between the ages of 55 and 62 must contribute 100% of the group rate for active employees. No contributions are required for retirees 62 or older. Benefits are continued for dependents of eligible retiree participants after the death of the retiree.

    Net periodic postretirement benefit cost consisted of the following for the periods ended December 31 (in thousands):

                                                                          1994       1995       1996
Service cost-benefits earned during the period........................  $     175  $     276  $     174
Interest cost on accumulated postretirement benefit obligation........        463        636        707
                                                                        ---------  ---------  ---------
Net periodic postretirement benefit cost..............................  $     638  $     912  $     881
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

8. COMMITMENTS: (CONTINUED)

    The Company funds benefits under the plan as they are incurred. A summary of the accumulated present value of the postretirement benefit obligation included in other noncurrent liabilities as of December 31 is as follows (in thousands):

                                                                            1995       1996
Retirees................................................................  $   4,613  $   5,920
Active employees eligible to retire.....................................      1,523      1,752
Active employees not eligible to retire.................................      4,020      6,341
                                                                          ---------  ---------
  Accrued postretirement benefit costs..................................  $  10,156  $  14,013
                                                                          ---------  ---------
                                                                          ---------  ---------

    The projected postretirement benefit obligation is calculated using a 7.5% annual rate of increase in per capita claims cost in 1995 and 7.0% in 1996. This rate is assumed to decrease by one half of one percent per year through 1997. In 1998, the rate is assumed to be 6.5% and remain at that level for all years thereafter.

    If the health care cost trend rate were increased one percentage point, the accumulated postretirement benefit obligation and the aggregate of the service and interest cost discussed above would have increased by 12%.

LEASES:

    The Company leases office and manufacturing space, including the lease described in Note 9, and certain equipment under operating lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1996 under these operating leases are as follows (in thousands):

YEAR                                                                          AMOUNT
1997.......................................................................  $   1,799
1998.......................................................................      1,450
1999.......................................................................      1,969
2000.......................................................................        107
2001.......................................................................         24
Thereafter.................................................................         52
                                                                             ---------
                                                                             $   5,401
                                                                             ---------
                                                                             ---------

    Rent commitments associated with acquired facilities which will not be utilized by the Company have been excluded from the above amounts and will be provided for in the recording of the related acquisition, as discussed in Note 3.

9. RELATED PARTY TRANSACTIONS:

    The Company leases a manufacturing facility from a partnership whose major partners are former stockholders of Edgewood and are current employees of the Company. The lease expires February 28, 1999. Expense under this lease was $298,000 for the period from the acquisition of Edgewood through December 31, 1994, $454,000 for the year ended December 31, 1995 and $475,000 for the year ended December 31, 1996.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

9. RELATED PARTY TRANSACTIONS: (CONTINUED)
    The Company has made payments to Hidden Creek Industries, an affiliate of the Company, for certain acquisition related and other management services totaling $833,000 during 1994 and $750,000 during 1996.

10. AGREEMENT TO ACQUIRE AUTOMOTIVE PRODUCTS COMPANY:

    On January 27, 1997, the Company entered into an agreement to acquire and assume substantially all of the assets and liabilities of the Automotive Products Company (APC), a division of A.O. Smith Corporation, for $625 million in cash, subject to certain adjustments. APC, which had revenues of approximately $860 million for the year ended December 31, 1996, designs and manufactures frames, frame components, engine cradles, suspension components and modules for the North American automotive and heavy truck industries. This acquisition is expected to close during the second quarter of 1997. This acquisition will be accounted for as a purchase and, accordingly, APC's assets and liabilities will be recorded at fair value as of the acquisition date, with any excess purchase price recorded as goodwill.

    In connection with this acquisition, the Company agreed to enter into a new credit facility with a bank, which will provide a total financing availability of up to $865 million. The specific terms of the new credit facility are currently being negotiated with the bank. The new credit facility will also include certain restrictive covenants, which the Company expects will be similar in nature to those in its existing credit agreement. This facility will become effective contemporaneously with the completion of the acquisition discussed above.

    As part of this refinancing, the Company expects a portion of the proceeds from the new credit facility will be used to retire the Senior Notes discussed in Note 5. If the Senior Notes are retired, the Company will record an extraordinary loss of approximately $3 million, net of income taxes, related to prepayment penalties and the write-off of previously capitalized deferred financing costs.

    On February 18, 1997, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission related to the proposed sale of up to 8,500,000 shares of the Company's Common Stock to the public. The Company expects this offering will be completed early in the second quarter of 1997. Proceeds from this offering will be used to fund a portion of the purchase price related to the acquisition discussed above.

    The acquisition of APC will be accounted for as a purchase and, accordingly, APC's assets and liabilities will be recorded at fair values as of the acquisition date. Following is an unaudited pro forma balance sheet of the Company, based on preliminary estimates of the allocation of the purchase price, as if

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

10. AGREEMENT TO ACQUIRE AUTOMOTIVE PRODUCTS COMPANY: (CONTINUED) the acquisition of APC and the offering described above had been completed as of December 31, 1996 (in thousands):


ASSETS

Current Assets..................................................  $ 276,675
Property, Plant and Equipment, net..............................    611,994
Restricted Cash.................................................     10,833
Other Assets, net...............................................    301,375
                                                                  ---------
                                                                  $1,200,877
                                                                  ---------
                                                                  ---------

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities.............................................  $ 160,720
Long-Term Debt, net of current maturities.......................    417,014
Other Noncurrent Liabilities....................................    133,516
Stockholders' Investment........................................    489,627
                                                                  ---------
                                                                  $1,200,877
                                                                  ---------
                                                                  ---------


    Following are unaudited pro forma results of operations for the year ended December 31, 1996 as if the acquisitions of APC and MSTI, the offering described above and the 1996 Offering had been completed at the beginning of the year (in thousands, except per share data):


Revenues........................................................  $1,323,105
                                                                  ---------
                                                                  ---------
Operating Income................................................  $ 112,878
                                                                  ---------
                                                                  ---------
Net Income......................................................  $  51,434
                                                                  ---------
                                                                  ---------
Net Income per Common and Common Equivalent Share...............  $    2.20
                                                                  ---------
                                                                  ---------


    The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

11. QUARTERLY FINANCIAL DATA (UNAUDITED):

    The following is a condensed summary of quarterly results of operations for 1995 and 1996 (in thousands except per share amounts):

                                                                          NET INCOME PER
                                                                            COMMON AND
                                                                              COMMON
                                       GROSS     OPERATING                  EQUIVALENT
                          REVENUES    PROFIT      INCOME     NET INCOME        SHARE
1995:
  First.................  $  58,423  $   9,696   $   5,810    $   3,296      $    0.29
  Second................     55,175      9,689       5,658        3,060           0.27
  Third.................     51,166      8,012       4,126        2,250           0.20
  Fourth................     58,037     10,016       6,326        3,465           0.30
                          ---------  ---------  -----------  -----------         -----
                          $ 222,801  $  37,413   $  21,920    $  12,071      $    1.05
                          ---------  ---------  -----------  -----------         -----
                          ---------  ---------  -----------  -----------         -----

1996:
  First.................  $  68,921  $  10,515   $   6,626    $   3,188      $    0.28
  Second................     96,521     15,351      10,307        5,302           0.44
  Third.................    114,583     17,041      10,155        5,236           0.36
  Fourth................    119,900     18,728      12,352        6,911           0.47
                          ---------  ---------  -----------  -----------         -----
                          $ 399,925  $  61,635   $  39,440    $  20,637      $    1.55
                          ---------  ---------  -----------  -----------         -----
                          ---------  ---------  -----------  -----------         -----

    The sum of the per share amounts for the year ended December 31, 1995 does not equal the total for the year due to the effects of rounding.